Exhibit 10.20

FULCRUM THERAPEUTICS, INC. EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is revised as of December 22, 2025 (the “Effective Date”) by and between Fulcrum Therapeutics, Inc. (the “Company”) and Curt Oltmans (the “Executive”) (the Company and the Executive each a “Party” and together the “Parties”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Chief Legal Officer and Head of External Affairs; and

WHEREAS, the Company and the Executive are party to a letter agreement dated October 29, 2020 (the “Existing Agreement”) and desire to amend and restate the Existing Agreement in its entirety; and

WHEREAS, the Executive has agreed to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1.
Agreement. This Agreement shall be effective as of the Effective Date. Following the Effective Date, the Executive shall continue to be an employee of the Company until such employment relationship is terminated in accordance with Section 6 hereof (the “Term of Employment”).

2.
Position; Location. During the Term of Employment, the Executive shall serve as the Chief Legal Officer and Head of External Affairs of the Company (the “Position”) working out of the Company’s office in Cambridge, Massachusetts and out of the Executive’s home office in Executive’s principal residence in the state of Colorado and travelling as reasonably required by the Executive’s job duties.
3.
Duties. During the Term of Employment, the Executive shall be responsible for the performance of those duties, and shall have such authorities and responsibilities, as are consistent with the Executive’s Position, and such other duties, authorities and responsibilities not inconsistent with the Executive’s Position as may be assigned to the Executive by the President and Chief Executive Officer from time to time. The Executive shall report to the President and Chief Executive Officer and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder. The Executive shall devote substantially all of the Executive’s business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates. Membership on boards of directors of any other companies will be permitted only with the express approval of the company’s board of directors; provided that the foregoing will not prevent the Executive from serving on the boards of directors of non-profit organizations or participating in charitable, civic, educational, professional, community or industry affairs, so long as the Executive receives the Board’s prior express approval

Exhibit 10.20

of any such activity, and such activities do not, individually or in the aggregate, create a potential conflict of interest or otherwise interfere with the Executive’s duties, obligations or restrictions hereunder. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

4.
Compensation. As full compensation for all services rendered by the Executive to the Company and any affiliate thereof, during the Term of Employment, the Company will provide to the Executive the following:
(a)
Base Salary. Effective as of the Start Date, the Executive shall receive a base salary at the annualized rate of $472,200, less all applicable withholdings and deductions (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed on an annual or more frequent basis by the Board and is subject to change in the sole and absolute discretion of the Board.
(b)
Annual Discretionary Bonus. For each calendar year during the Term of Employment (prorated for the Executive’s first calendar year of employment), the Executive will be eligible to earn an annual discretionary performance bonus (the “Annual Discretionary Bonus”) in an initial amount of up to 40% of the Executive’s Base Salary (the “Target Bonus”), based upon the Board’s assessment of the Executive’s performance and the Company’s attainment of targeted goals as set by the Board in its sole and absolute discretion. To the extent the Executive’s Base Salary and/or target bonus percentage of Base Salary is changed during the year to which the performance bonus relates, the Target Bonus shall be calculated based on Base Salary actually paid during such year (and not solely on the Executive’s Base Salary at the end of such year) and applying the initial target bonus percentage of Base Salary and the revised target bonus percentage of Base Salary based on the portion of the year during which each was in effect. The Board may determine to pay any earned Annual Discretionary Bonus in the form of cash, vested equity award(s), or a combination of cash and equity, in its sole and absolute discretion. Following the close of each calendar year, the Board will determine whether the Executive has achieved an Annual Discretionary Bonus for such year, and the amount of any such Annual Discretionary Bonus, based on the set criteria (which, for the avoidance of doubt, may be less than the Target Bonus). The Annual Discretionary Bonus, if earned, will be paid by no later than March 15 of the calendar year after the year to which it relates. No amount of the Annual Discretionary Bonus is guaranteed, and the Executive must remain employed by the Company in good standing through the date of payment of an Annual Discretionary Bonus in order to earn and receive such bonus, except as may be specifically set forth in Section 7 below. The Executive’s bonus eligibility, and the terms and conditions of the bonus (including the Target Bonus amount), will be reviewed on an annual or more frequent basis by the Board and are subject to change in the discretion of the Board.

c) Equity Award. The Executive will be eligible to receive equity awards, if any, at such times and on such terms and conditions as the Board shall, in its sole discretion, determine.

Exhibit 10.20

(d)
Additional Discretionary Equity Awards. During the Term of Employment, the Executive will be eligible to receive additional incentive equity awards, if any, at such times and on such terms and conditions as the Board shall, in its sole discretion, determine.
(e)
Paid Time Off. During the Term of Employment, the Executive shall be entitled to paid time off, vacation time plus sick time, consistent with the Company’s policies.
(f)
Business Expenses. Upon presentation of such substantiation and documentation as the Company may specify from time to time, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all eligible out-of-pocket business expenses incurred and paid by the Executive during the Term of Employment.
(g)
Employee Benefits. During the Term of Employment, the Executive will be eligible to participate in any employee benefit plan maintained by the Company for the benefit of its employees generally, subject to all of the terms and conditions (including eligibility requirements) of such plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion.
5.
Restrictive Covenants Agreement. The Executive hereby acknowledges that in connection with entering into this Agreement, the Executive shall be required to enter into, and agrees to strictly abide by, an Employee Confidentiality and Assignment Agreement with the Company in the form attached as Exhibit A hereto (the “ECAA”).
6.
Employment Termination. This Agreement, the Term of Employment, and the employment of the Executive shall terminate upon the occurrence of any of the following:
(a)
Automatically and immediately upon the death or “Disability” of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three consecutive months or for periods aggregating more than twenty-six weeks. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein. The Executive will cooperate in all respects with the Company if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company).
(b)
At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean:
(i)
Executive’s dishonest statements or acts with respect to the Company or any affiliate of the Company (each, a “Group Company”), or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or, in the good faith judgement of the Board, is anticipated to result in, material harm to any Group Company;
(ii)
Executive’s conviction of (including any plea of guilty or nolo contendere to), or indictment for, (A) a felony or (B) any misdemeanor involving moral turpitude,

Exhibit 10.20

deceit, dishonesty or fraud, or that materially and permanently impairs the Executive’s ability to perform the Executive’s duties with any Group Company;
(iii)
Executive’s gross negligence, willful misconduct or insubordination with respect to any Group Company that results in or, in the good faith judgement of the Board, is anticipated to result in, material harm to any Group Company, provided, however, that the Executive shall have a period of not less than ten (10) days to cure any curable act or omission (as determined by the Board in its good faith discretion) constituting Cause described in this Section 6(b)(iii) following the Board’s delivery to the Executive of written notice of such act or omission;
(iv)
Executive’s theft, fraud, embezzlement, breach of fiduciary duty or material falsification of any documents or records of any Group Company;
(v)
Executive’s material failure to abide by any Group Company’s code of conduct or other policies (including policies relating to confidentiality and workplace conduct);
(vi)
Executive’s willful failure to perform the Executive’s duties hereunder after written notice from the Board of such failure;
(vii)
Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Group Company (including the Executive’s improper use or disclosure of a Group Company’s confidential or proprietary information);
(viii)
Executive’s willful failure to cooperate with the Company and its legal counsel in connection with any investigation or other legal or similar proceeding involving any Group Company; or
(ix)
Executive’s material violation of this Agreement or of any provision of any other agreement(s) between the Executive and the Company (including, without limitation, any provision relating to nonsolicitation, nondisclosure and/or assignment of inventions).
(c)
At the election of the Executive, with or without “Good Reason” (as defined below), immediately upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean, without the Executive’s consent:
(i)
a material diminution of the Executive’s Base Salary, other than in connection with, and substantially proportionate to, reductions by the Company of the base compensation of all or substantially all senior executives of the Company;
(ii)
a material diminution in the Executive’s duties, authority or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

Exhibit 10.20

(iii)
the Company’s requiring Executive to relocate Executive’s primary office more than fifty (50) miles from the Executive’s then-current primary office, which increases the Executive’s one-way commute distance; or
(iv)
any material breach of this Agreement between the Company and the Executive by the Company not otherwise covered by this paragraph;

provided, however, that in each case, the Company shall have a period of not less than thirty (30) days to cure any act constituting Good Reason following Executive’s delivery to the Company of written notice within sixty (60) days of the action or omission constituting Good Reason, and that the Executive actually terminates employment within thirty (30) days following the expiration of the Company’s cure period.

7.
Effect of Termination.
(a)
All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a Qualifying Termination (as defined below) (including a voluntary termination by the Executive without Good Reason pursuant to Section 6(c), a termination by the Company for Cause pursuant to Section 6(b) or due to the Executive’s death or Disability pursuant to Section 6(a)), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the Termination Date and to the extent consistent with general Company policy, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 4(f) hereof, to be paid in accordance with the Company’s expense reimbursement policy, and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (the payments described in this sentence, the “Accrued Obligations”).
(b)
Termination by the Company Without Cause or by the Executive With Good Reason Prior to or More Than Twelve Months Following a Change in Control and Subject to Executive’s Good Performance for at Least Twelve Months. If (x) the Executive’s employment is terminated by the Company without Cause pursuant to Section 6(b) (which, for the avoidance of doubt, does not include any termination due to the Executive’s death or Disability pursuant to Section 6(a)) or by the Executive with Good Reason pursuant to Section 6(c) (in either case, a “Qualifying Termination”) prior to or more than twelve (12) months following a Change in Control (as defined below), and (y) such Qualifying Termination occurs after the Executive has completed at least twelve (12) months of employment with good performance for the Company (as determined by the Board in its sole and absolute discretion), then the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Section 8 and the conditions of Section 7(d), in the case of a termination described in the preceding sentence, the Company shall: (i) continue to pay to the Executive, in equal periodic installments in accordance with the Company’s regularly established payroll procedures (not less frequently than monthly), the Executive’s Base Salary for a period of

Exhibit 10.20

nine (9) months commencing on the Payment Date (as defined below); and (ii) provided the Executive is eligible for and timely elects to continue receiving group medical coverage pursuant to the “COBRA” law, continue to pay (but in no event longer than eighteen nine (9) months following the Executive’s Termination Date) the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA subsidy will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”).

(c)
Termination by the Company Without Cause or by the Executive With Good Reason Within Twelve Months Following a Change in Control. If a Qualifying Termination occurs within twelve (12) months following a Change in Control, then the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Section 8 and the conditions of Section 7(d), the Company shall: (i) continue to pay to the Executive, in equal periodic installments in accordance with the Company’s regularly established payroll procedures (not less frequently than monthly), the Executive’s Base Salary (or, if higher, the Executive’s Base Salary in effect immediately prior to the Change in Control) for a period of twelve (12) months commencing on the Payment Date;

(ii) pay to the Executive, in a single lump sum on the Payment Date, an amount equal to 100% of the Executive’s Target Bonus for the year in which termination occurs or, if higher, the Executive’s Target Bonus immediately prior to the Change in Control; (iii) provided the Executive is eligible for and timely elects to continue receiving group medical coverage pursuant to the “COBRA” law, continue to pay (but in no event longer than twelve (12) months following the Executive’s Termination Date) the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA subsidy will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and (iv) provide that the vesting of the Executive’s then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all then-unvested equity awards that vest based solely on the passage of time vest and become fully exercisable or non-forfeitable as of the Termination Date (collectively, the “Change in Control Severance Benefits”).

(d)
Release. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a severance and release of claims agreement in a form to be provided by the Company (the “Severance Agreement”), which Severance Agreement must become irrevocable within 60 days following the Executive’s Termination Date (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits (other than any COBRA subsidy), as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective and irrevocable, provided that if the foregoing 60 day period (or such shorter period as may be directed by the Company) would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits or Change in Control Severance Benefits (other than any COBRA subsidy), as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits, as applicable, commence pursuant to this sentence, the “Payment Date”). The Executive must continue to comply with the ECAA and any similar agreement with the Company or its

Exhibit 10.20

affiliates in order to be eligible to continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable.

(e)
Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation

§§ 1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation)

Exhibit 10.20

beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.

8.
Tax Matters.
(a)
Withholding. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings and deductions.
(b)
Section 409A.
(i)
Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.
(ii)
For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(iii)
To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” subject to Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)
Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation”

Exhibit 10.20

subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v)
A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to the Executive’s “termination”, “termination of employment” or like terms will mean the Executive’s “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.
(vi)
Notwithstanding any other provision of this Agreement to the contrary, if, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six

(6) month period or such shorter period, if applicable). The Company will determine in its sole discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.

(c)
Section 280G. In the event that any payments and other benefits provided for in this Agreement or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then any post-termination severance payments and benefits payable under this Agreement or otherwise will be either (1) delivered in full or (2) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the Executive’s payments and benefits is necessitated by the preceding sentence, such reduction will occur in the following order:

(i) any cash amounts payable to the Executive, (ii) any benefits valued as parachute payments, and

(iii) acceleration of vesting of any equity awards. Any determination required under this paragraph will be made in writing by the Company’s independent public accountants (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company. For purposes of making the calculations required by this paragraph, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith

Exhibit 10.20

interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this paragraph.

9.
Clawback. To the maximum extent permitted by applicable law, all amounts paid or provided to the Executive hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time, and the requirements of any law or regulation applicable to the Company and governing the clawback or recoupment of executive compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.
10.
Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from entering into employment with, or carrying out the Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.
11.
Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file To Company:

Fulcrum Therapeutics, Inc.

26 Landsdowne Street, 5th Floor Cambridge, MA 02139

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.

12.
Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
13.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which

Exhibit 10.20

or into which the Company may be merged or which may succeed to its assets or business (and, as used in this Agreement, “Company” will mean the Company and any such successor corporation); provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.
14.
Survival. Sections 5 and 7 through 22 hereof will survive and continue in full force and effect in accordance with their respective terms notwithstanding any expiration or termination of the Term of Employment and/or this Agreement.
15.
Pre-Employment Checks. The Executive acknowledges and agrees that the Executive’s employment, and this Agreement, are contingent upon satisfactory completion prior to the Start Date of pre-employment screening activities, including favorable reference checks of former employment, verification of the Executive’s ability to work in the United States, and educational background and criminal history checks. The Executive agrees to assist the Company as needed to facilitate the timely completion of such checks.
16.
Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.
17.
No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
18.
Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
19.
Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.
20.
Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is

Exhibit 10.20

excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

21.
Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement will be acceptable and binding on the Parties.
22.
Entire Agreement. This Agreement, including the agreements and arrangements referenced herein, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

FULCRUM THERAPEUTICS, INC.

By:	/s/ Alex Sapir

Name:	Alex Sapir

Title:	President & Chief Executive Officer

EXECUTIVE:

/s/ Curtis Oltmans
Curtis Oltmans